PRESS RELEASE	EXHIBIT 99

Scripps reports fourth quarter results

For immediate release	(NYSE: SSP)
Feb. 2, 2006

CINCINNATI – The E. W. Scripps Company today reported fourth quarter operating results, including strong revenue and segment profit growth at its national lifestyle television networks and at Shopzilla, the online comparison shopping service that Scripps acquired in June 2005.

Consolidated operating revenue for Scripps during the fourth quarter 2005 grew 17 percent year-over-year to $707 million. On a pro forma basis, as if Scripps had owned Shopzilla in 2004, operating revenue increased 12 percent.

However, the company recorded a $90.6 million non-cash, after-tax charge in the fourth quarter reflecting a write-down of goodwill and other intangible assets related to its Shop At Home electronic commerce subsidiary. The write-down is the result of continuing operating losses at Shop At Home and a longer than previously anticipated path to profitability. Scripps is in the process of exploring strategic alternatives for Shop At Home.

As a result, Scripps reported a net loss of $603,000 for the fourth quarter 2005 compared with net income of $91.3 million, or 55 cents per share during the same quarter a year ago. Excluding the Shop At Home charge, fourth quarter 2005 earnings per share were 54 cents.

Fourth quarter 2005 net loss also includes the non-cash effect of the decision earlier in the year to consolidate newspaper production operations in Denver. Earnings were reduced 4 cents per share reflecting the shortened useful life and subsequent higher depreciation expense for production equipment in Denver that will be replaced.

The company’s consolidated fourth quarter results benefited from continued strong financial performance at the company’s Scripps Networks division, which includes HGTV, Food Network, DIY Network, Fine Living and Great American Country.

Scripps Networks segment profit in the fourth quarter was up 34 percent year-over-year to $122 million. Segment profit excludes depreciation, amortization of intangible assets, interest, income taxes, investment results and certain other items that are included in net income. Total revenue for the Scripps Networks division increased 21 percent to $247 million. Advertising revenue at Scripps Networks was up 27 percent to $202 million.

At Shopzilla, the online comparison shopping service acquired by Scripps in June 2005, segment profit for the fourth quarter was $20.3 million on revenue of $63.2 million. In the fourth quarter of 2004 Shopzilla recorded $5.6 million of segment profit on $25.1 million of revenue.

At the company’s newspapers, total revenue increased 3.7 percent to $192 million. Advertising revenue at newspapers managed solely by Scripps was up 5.1 percent to $155 million.

Newspaper division segment profit during the fourth quarter was $55.4 million compared with $69.1 million during the same period last year. Much of the decline is attributable to the higher depreciation expense in Denver, which reduced the company’s equity in income from the Denver Newspaper Agency by $11.3 million. Scripps, which owns the Rocky Mountain News, and MediaNews Group, which owns The Denver Post, are partners in a joint operating agreement in Denver. Each shares 50 percent of the combined profits from the two newspapers.

At the Scripps Television Station Group, total revenue was down 9.5 percent to $89.4 million during the fourth quarter, primarily because of the decline in political advertising revenue. Political advertising revenue during the fourth quarter was $2.5 million compared with $21.0 million during the closing weeks of the 2004 national election campaigns.

Broadcast television segment profit was down 25 percent in the fourth quarter 2005 to $29.9 million.

At Shop At Home, fourth quarter revenue rose 1.7 percent to $90.9 million. The segment loss at Shop at Home in the fourth quarter was $10.4 million.

“Scripps Networks and Shopzilla delivered outstanding financial performance during the fourth quarter, but the good news at our fastest growing businesses was tempered by our need to write-down goodwill and other intangible assets at Shop At Home,” said Kenneth W. Lowe, president and chief executive officer for Scripps.

“Despite our best efforts, we haven’t been able to secure consistently strong channel positions on cable systems across the country, which has hindered retail sales and profitability at Shop At Home,” Lowe said. “While Internet sales are growing at a rapid pace, product sales generated by our television broadcasts have lagged because of the challenges we’ve had gaining affordable access to permanent, high-quality cable distribution for the network. Those factors, among others, prompted us to write down our investment during the fourth quarter and undertake a deliberate and careful assessment of strategic alternatives for Shop At Home. Our intention going forward is to maximize the value of Shop At Home for the benefit of our shareholders.”

“At Scripps Networks, the popularity of our lifestyle television brands, especially HGTV and Food Network, continue to reap significant benefits for the company and its shareholders,” Lowe said. “Revenue and segment profit growth at HGTV and Food reflect the tremendous popularity of both networks and the success we’ve had developing a schedule of entertaining and informative programming that resonates with viewers. We continued to build these powerful brands during the fourth quarter, including the launch in December of a video-rich broadband channel called HGTVKitchenDesign.com. Scripps Networks continues to be our shining star.”

“We’re also encouraged by the exceptional financial performance at our newest business, Shopzilla,” Lowe said. “Shopzilla directly benefited during the holiday season from the growing number of consumers who are doing their shopping online. Revenue and segment profit at Shopzilla were up sharply during the fourth quarter, exceeding our expectations and reaffirming for us our belief that online consumers are quickly discovering its power as an easy-to-use shopping service.”

“At newspapers managed solely by Scripps, revenue from local and classified advertising sales grew at a respectable pace, demonstrating, in part, the success we’re having with new print and online products we’ve launched in many of our markets,” Lowe said. “Excluding our JOA newspapers, the segment profit generated by our newspaper division was essentially flat to the previous year, a positive story relative to rest of the industry.”

“Local and national advertising at our local television stations also grew during the quarter, but overall revenue was down because of the relative absence of political advertising this year compared to last,” Lowe said. “We’re expecting solid 2006 results with the return of political advertising, the Super Bowl on ABC and the Winter Olympics on NBC.”

Here are fourth quarter results by segment:

Scripps Networks

Scripps Networks segment profit was $122 million, up 34 percent from $91.0 million in the prior year period.

Scripps Networks advertising revenue increased 27 percent to $202 million. Affiliate fee revenue was $41.8 million, up 2.8 percent. The modest growth in affiliate fee revenue during the quarter reflects the favorable impact on fourth quarter 2004 of completing several renewal agreements with cable television operators.

Programming, marketing and other expenses increased 8.0 percent to $98.1 million. Employee costs were up 18 percent to $30.3 million.

HGTV contributed $81.7 million to segment profit, up 28 percent from the year-ago period. HGTV revenue grew 17 percent to $119 million. HGTV now reaches about 89 million domestic subscribers, compared with 87 million at the end of the fourth quarter 2004.

Food Network contributed $65.8 million to segment profit, up 29 percent from the fourth quarter last year. Food Network revenue grew 18 percent to $102 million. Food Network reaches about 88 million domestic subscribers, up from 86 million at the end of the fourth quarter 2004.

Revenue at DIY was $11.5 million compared with $8.8 million in 2004. DIY contributed $1.3 million to segment profit compared with $2.3 million in the fourth quarter 2004. DIY can be seen in about 34 million households, up from about 31 million a year ago.

Fine Living revenue increased to $7.5 million from $5.1 million the previous year. Fine Living contributed $121,000 to segment profit compared with a segment loss of $2.9 million in 2004. Fine Living reaches about 29 million households vs. 25 million at this time a year ago.

Revenue at Great American Country was $4.7 million. Great American Country contributed $136,000 to segment profit during the quarter. Great American Country can be seen in about 39 million homes compared with 37 million a year ago.

Newspapers

Total newspaper segment profit was $55.4 million, compared with $69.1 million in the prior year period. The decline is primarily attributable to the consolidation of production operations in Denver and the resulting decrease in equity in income from the Denver Newspaper Agency. Segment profit at newspapers managed solely by Scripps was $55.6 million compared with $55.7 million in 2004.

Advertising revenue at newspapers managed solely by Scripps was $155 million, up 5.1 percent. Advertising revenue broken down by category was:

•	Local, up 3.4 percent to $47.6 million.

•	Classified, up 5.4 percent to $54.0 million.

•	National, down 4.3 percent to $11.3 million.

•	Preprint and other, including online, up 9.4 percent to $42.4 million.

Circulation revenue was $31.9 million, down 2.2 percent.

Newsprint expense increased 6.8 percent on a 13 percent increase in newsprint prices.

Shopzilla

Revenue at Shopzilla was $63.2 million for the fourth quarter. Segment profit was $20.3 million.

Broadcast Television

Broadcast television revenue decreased 9.5 percent to $89.4 million.

Revenue broken down by category was:

•	Political, $2.5 million vs. $21.0 million in 2004.

•	Local, up 17 percent to $54.7 million.

•	National, up 9.6 percent to $29.6 million.

Broadcast television cash expenses were $59.3 million, even with the prior year period.

Broadcast television segment profit decreased 25 percent to $29.9 million from $39.8 million in the prior year period.

Shop At Home

Shop At Home Network revenue was $90.9 million, up 1.7 percent from the year-ago period.

Shop At Home reported a segment loss of $10.4 million vs. a segment loss of $8.0 million in the same period a year ago.

The network reached an average 57 million full-time equivalent homes during the quarter compared with 54 million last year. The revenue per average full-time equivalent home during the trailing twelve-month period ended Dec. 31, 2005, was $6.60 compared with $5.82 for the year-ago period.

Licensing and Other Media

Revenue was $24.5 million compared with $29.0 million in the prior-year period.

Segment profit was $3.4 million compared with $5.1 million in the fourth quarter 2004.

Full-year results

Net income from continuing operations was $223 million, or $1.35 per share in 2005 vs. $301 million, or $1.82 per share last year.

Full-year 2005 and 2004 results included the following:

•	A $90.6 million, or 55 cents per share charge in 2005 to write down the value of goodwill and other intangible assets at Shop At Home.

•	A gain of $16.5 million, or 10 cents per share in 2004 from the sale of real estate and certain investments.

Following are full-year results by operating group:

•	Newspapers: Total revenue increased 3.5 percent to $729 million. Ad revenue increased 4.9 percent to $584 million. Segment profit was down 7.6 percent to $223 million.

•	Scripps Networks: Home & Garden Television revenue increased 20 percent to $453 million; contribution to segment profit increased 31 percent to $299 million. Food Network revenue increased 21 percent to $357 million; contribution to segment profit increased 30 percent to $213 million. DIY Network contributed $6.8 million to segment profit vs. $5.9 million in 2004. Segment losses at Fine Living were $437,000 compared with $9.7 million in 2004. Segment losses at Great American Country were $807,000.

•	Shop At Home Network: Revenue increased 23 percent to $359 million. Segment loss for the year was $28 million compared with $22 million in 2004.

•	Broadcast television: Revenue was $318 million compared with $342 million in the prior year. Cash expenses were $231 million, down slightly from 2004. Segment profit was $88 million compared with $108 million in the prior year. Political advertising revenue for the year was $4.0 million compared with $41.5 million in 2004.

•	Licensing and other media: Revenue increased 1.6 percent to $106 million. Segment profit increased 13 percent to $19.0 million.

•	Revenue from Shopzilla was $99.4 million. Shopzilla contributed $28 million in segment profit. Shopzilla was acquired in June 2005.

Guidance

Employee costs in 2006 will include approximately $22 million related to the commencement of expensing stock options granted to employees. In the first quarter approximately $10 million, or 4 cents per share, will be recorded. The additional cost is reflected in the expense growth guidance provided below.

Based on advance advertising sales, the company currently anticipates first quarter 2006 total revenue for Scripps Networks will be up 18 to 20 percent year over year. Total Scripps Networks expenses are expected to increase about 15 percent in the first quarter as the company continues to invest in building viewership across all five networks.

Total newspaper revenue is expected to be up 3 to 5 percent over the prior year in the first quarter. Total newspaper expenses are expected to increase 10 to 13 percent.

At the company’s broadcast television stations, total revenue is expected to be up 12 to 15 percent in the first quarter. Advertising revenue tied to the Super Bowl and Olympics could reach $8 million.

Shopzilla is expected to generate segment profit of about $10 million in the first quarter.

Losses at Shop at Home are expected to reduce first quarter segment profit by $7 million to $10 million.

Corporate expenses are expected to be about $17 million in the first quarter.

First quarter earnings per share are expected to be between 38 cents and 42 cents, including the effect of expensing stock options granted to employees. Earnings per share during the first quarter of 2005 were 42 cents.

Other financial estimates for the full year follow:

•	Capital expenditures, $115 million to $130 million.

•	Depreciation and amortization, $110 million to $115 million.

•	Interest expense, $40 million to $45 million.

•	Minority interest, about $70 million.

•	Tax rate, between 35 and 36 percent.

Conference call

The senior management team at Scripps will discuss the company’s fourth quarter results during a telephone conference call at 10 a.m. EST today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-800-553-0358 (U.S.) or 1-612-332-1213 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (fourth quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EST Feb. 2 until 11:59 p.m. EST Feb. 9. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 814749.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 57 million U.S. households; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 60,000 merchants.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Operating revenues	$706,802	$606,691	16.5%	$2,513,890	$2,167,443	16.0%
Costs and expenses	(509,252)	(444,050)	(14.7)%	(1,875,329)	(1,636,124)	(14.6)%
Depreciation and amortization of intangibles	(27,807)	(19,660)	(41.4)%	(91,204)	(68,721)	(32.7)%
Write-down of Shop At Home goodwill and intangible assets	(103,124)			(103,124)
Gain on sale of production facility					11,148
Gains (losses) on disposal of PP&E	(1,505)	(2,256)	33.3%	(1,725)	(2,823)	38.9%
Hurricane recoveries (losses), net	(909)	(231)		983	(2,654)

Operating income	64,205	140,494	(54.3)%	443,491	468,269	(5.3)%
Interest expense	(11,724)	(8,062)	(45.4)%	(38,791)	(30,878)	(25.6)%
Equity in earnings of JOAs and other joint ventures	12,470	25,023	(50.2)%	61,926	81,453	(24.0)%
Interest and dividend income	427	1,721	(75.2)%	4,767	3,369	41.5%
Other investment results, net of expenses					14,674
Miscellaneous, net	634	810	(21.7)%	978	934	4.7%

Income from continuing operations before income taxes and minority interests	66,012	159,986	(58.7)%	472,371	537,821	(12.2)%
Provision for income taxes	49,007	57,307	14.5%	191,294	193,969	1.4%

Income from continuing operations before minority interests	17,005	102,679	(83.4)%	281,077	343,852	(18.3)%
Minority interests	18,113	13,894	(30.4)%	58,467	43,069	(35.8)%

Income (loss) from continuing operations	(1,108)	88,785	(101.2)%	222,610	300,783	(26.0)%

Income from discontinued operations, net of tax	505	2,489		26,543	3,028

Net income (loss)	$(603)	$91,274	(100.7)%	$249,153	$303,811	(18.0)%

Net income (loss) per diluted share of common stock:
Income (loss) from continuing operations	$(0.01)	$0.54		$1.35	$1.82	(25.8)%
Income from discontinued operations	0.00	0.02		0.16	0.02

Net income (loss) per diluted share of common stock	$(0.00)	$0.55		$1.51	$1.84	(17.9)%

Weighted average diluted shares outstanding	165,227	164,950		165,435	164,917

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the third quarter, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News. We received cash consideration of approximately $40.8 million from these transactions. Full-year net income was increased by $24.8 million, $.15 per share. In accordance with the provisions of Financial Accounting Standards (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of the Birmingham Post-Herald have been treated as a discontinued operation for all periods presented within our results of operations. Accordingly, the results of the newspaper have also been excluded from our Newspaper segment results for all periods presented.

2. ASSET WRITE-DOWNS AND OTHER CHARGES AND CREDITS

Net income was affected by the following:

Write-down of goodwill and other intangible assets

Financial Accounting Standard No. (“FAS”) 142, Goodwill and Other Intangible Assets, requires that we perform a fair value-based impairment test of goodwill and other indefinite-lived intangible assets at least annually. We perform our review during the fourth quarter of each year in conjunction with our annual planning cycle. The fair value is determined based upon market values of similar businesses and the present values of projected cash flows. As a result of our annual test we determined that the carrying value of the Shop At Home business segment exceeded its fair value. Accordingly, fourth quarter results include an estimated pretax write down of goodwill and other intangible assets totaling $103.1 million, including $67.3 million of nondeductible goodwill. Net income was reduced by $90.6 million, $.55 per share. The amount of the write-down is subject to the completion of a valuation of all of the assets and liabilities of the Shop At Home business segment.

Denver newspaper production facilities

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s third and fourth quarter depreciation expense. The increased depreciation resulted in an $11.3 million decrease in our equity in earnings from JOAs in the fourth quarter of 2005. Fourth quarter net income was decreased by $7.0 million, $.04 per share. Full-year equity in earnings from JOAs decreased $20.4 million reducing net income by $12.6 million, $.08 per share. The increased depreciation is expected to decrease equity in earnings from JOAs approximately $3.0 million in each remaining quarter until the second quarter of 2007.

Hurricanes

Certain of our Florida operations were affected by hurricanes in the fourth quarter of 2005 and the third and fourth quarters of 2004. Operations at our affected businesses were interrupted and damage was incurred resulting in approximately $0.9 million of restoration costs and asset impairment losses in the fourth quarter of 2005 and approximately $0.2 million in the fourth quarter of 2004. Full year restoration costs and asset impairment losses totaled $1.2 million in 2005, including $0.3 million related to the 2004 hurricanes. Full year restoration costs and asset impairment losses totaled $2.6 million in 2004.

Estimated business interruption losses were $2.3 million in the fourth quarter of 2005 and $0.5 million in the fourth quarter of 2004. Estimated business interruption losses for the full year of 2004 were $4.2 million.

During 2005, we reached agreement with insurance providers and other responsible third parties on certain of our property and business interruption claims resulting from the 2004 hurricanes and recorded insurance recoveries of $2.2 million in the second quarter of 2005. We are currently in discussions with our insurance carriers regarding property and business interruption claims sustained by our newspaper operations in the 2004 hurricanes totaling $3.1 million. Property and business interruption claims for the 2005 hurricanes have not yet been filed with our insurance carriers. Recoveries of these unsettled claims will not be recorded until settlement agreements are reached with the insurance providers.

Other gains and losses

Full-year 2004 operating results include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility until construction of a new production facility was complete. Net income was increased by $7.0 million, $.04 per share.

Full-year 2004 other investment results represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.06 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Segment operating revenues:
Scripps Networks	$247,010	$204,578	20.7%	$902,925	$723,713	24.8%

Newspapers:
Newspapers managed solely by us	191,648	184,917	3.6%	728,373	703,857	3.5%
Newspapers operated pursuant to JOAs	207	48		538	207

Total newspapers	191,855	184,965	3.7%	728,911	704,064	3.5%
Broadcast television	89,408	98,768	(9.5)%	317,659	342,498	(7.3)%
Shop At Home	90,874	89,367	1.7%	359,256	293,092	22.6%
Shopzilla	63,190			99,447
Licensing and other media	24,465	29,013	(15.7)%	105,692	104,076	1.6%

Total operating revenues	$706,802	$606,691	16.5%	$2,513,890	$2,167,443	16.0%

Segment profit (loss):
Scripps Networks	$121,750	$90,966	33.8%	$414,095	$304,358	36.1%

Newspapers:
Newspapers managed solely by us	55,583	55,692	(0.2)%	208,389	204,898	1.7%
Newspapers operated pursuant to JOAs	(151)	13,385		14,314	36,177	(60.4)%

Total newspapers	55,432	69,077	(19.8)%	222,703	241,075	(7.6)%
Broadcast television	29,887	39,761	(24.8)%	87,954	108,243	(18.7)%
Shop At Home	(10,431)	(8,031)	(29.9)%	(28,343)	(21,968)	(29.0)%
Shopzilla	20,313			27,980
Licensing and other media	3,389	5,051	(32.9)%	18,998	16,767	13.3%
Corporate	(11,229)	(9,297)	(20.8)%	(41,917)	(38,103)	(10.0)%

Total segment profit	209,111	187,527	11.5%	701,470	610,372	14.9%

Depreciation and amortization of intangibles	(27,807)	(19,660)	(41.4)%	(91,204)	(68,721)	(32.7)%
Write-down of Shop At Home goodwill and intangible assets	(103,124)			(103,124)
Gain on sale of production facility					11,148
Gains (losses) on disposal of PP&E	(1,505)	(2,256)	33.3%	(1,725)	(2,823)	38.9%
Hurricane asset impairment losses		(94)			(254)
Interest expense	(11,724)	(8,062)	(45.4)%	(38,791)	(30,878)	(25.6)%
Interest and dividend income	427	1,721	(75.2)%	4,767	3,369	41.5%
Other investment results, net of expenses					14,674
Miscellaneous, net	634	810	(21.7)%	978	934	4.7%

Income from continuing operations before income taxes and minority interests	$66,012	$159,986	(58.7)%	$472,371	$537,821	(12.2)%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Depreciation:
Scripps Networks	$3,533	$3,352	(5.4)%	$14,102	$11,607	(21.5)%

Newspapers:
Newspapers managed solely by us	5,380	5,749	6.4%	21,279	21,352	0.3%
Newspapers operated pursuant to JOAs	309	307	(0.7)%	1,228	1,184	(3.7)%

Total newspapers	5,689	6,056	6.1%	22,507	22,536	0.1%
Broadcast television	4,884	4,991	2.1%	18,729	19,177	2.3%
Shop At Home	2,211	3,281	32.6%	7,509	8,818	14.8%
Shopzilla	2,259			4,305
Licensing and other media	371	172		1,035	667	(55.2)%

Corporate	549	555	1.1%	2,200	2,184	(0.7)%

Total depreciation	$19,496	$18,407	(5.9)%	$70,387	$64,989	(8.3)%

Amortization of intangibles:
Scripps Networks	$786	$554	(41.9)%	$3,268	$968

Newspapers:
Newspapers managed solely by us	144	107	(34.6)%	442	426	(3.8)%
Newspapers operated pursuant to JOAs	67	67	0.0%	267	267	0.0%

Total newspapers	211	174	(21.3)%	709	693	(2.3)%
Broadcast television	297	297		1,177	355
Shop At Home		228		1,317	1,716	23.3%
Shopzilla	7,017			14,346

Total amortization of intangibles	$8,311	$1,253		$20,817	$3,732

Asset write-downs and gains (losses) on disposal of PP&E:
Scripps Networks	$(9)			$(34)

Newspapers:
Newspapers managed solely by us	(33)	$(778)	95.8%	(255)	$(1,040)	75.5%
Newspapers operated pursuant to JOAs					2

Total newspapers	(33)	(778)	95.8%	(255)	(1,038)	75.4%
Broadcast television	(493)	(1,177)	58.1%	(293)	9,677
Shop At Home	(104,092)	(301)		(104,247)	(314)
Licensing and other media	(2)			(2)
Corporate				(18)

Asset write-downs and gains (losses) on disposal of PP&E	$(104,629)	$(2,256)		$(104,849)	$8,325

Interest and dividend income:
Newspapers:
Newspapers managed solely by us	$95	$61	55.7%	$289	$251	15.1%
Newspapers operated pursuant to JOAs	5	7	(28.6)%	18	23	(21.7)%

Total newspapers	100	68	47.1%	307	274	12.0%
Licensing and other media	356	1		631	26
Summit America note					1,306
Corporate	(43)	1,637		3,801	1,735
Other	14	15	(6.7)%	28	28	0.0%

Total interest and dividend income	$427	$1,721	(75.2)%	$4,767	$3,369	41.5%

4. JOINT OPERATING AGREEMENTS

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc. to terminate the Birmingham joint operating agreement (See Note 1).

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Information related to the operating results of our JOAs is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Equity in earnings of JOAs:
Denver	$(201)	$12,729		$15,854	$36,630	(56.7)%
Cincinnati	6,394	6,608	(3.2)%	23,532	23,148	1.7%
Albuquerque	2,739	2,849	(3.9)%	11,215	11,452	(2.1)%

Total equity in earnings of JOAs	8,932	22,186	(59.7)%	50,601	71,230	(29.0)%
Operating revenues	207	48		538	207

Total	$9,139	$22,234	(58.9)%	$51,139	$71,437	(28.4)%

Contribution to segment profit:
Denver	$(6,285)	$7,061		$(8,142)	$13,759
Cincinnati	4,494	4,518	(0.5)%	15,468	15,129	2.2%
Albuquerque	1,640	1,806	(9.2)%	6,988	7,289	(4.1)%

Total contribution to segment profit	$(151)	$13,385		$14,314	$36,177	(60.4)%

Additional depreciation incurred by the Denver Newspaper Agency reduced equity in earnings of JOAs by $11.3 million in the fourth quarter of 2005 and $20.4 million for the full-year. (See Note 2).

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

5. SCRIPPS NETWORKS

Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 84 markets across the United States. Scripps Networks also includes our on-line channel, HGTVPro.com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network. The costs of shared facilities and services are not allocated to individual networks.

Financial information for Scripps Networks is as follows:

(in thousands)	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
HGTV:
Operating revenues	$119,356	$101,723	17.3%	$453,171	$376,905	20.2%
Direct segment operating expenses	(39,488)	(38,549)	(2.4)%	(157,510)	(151,271)	(4.1)%
Equity in earnings of joint ventures	1,836	673		2,874	2,013	42.8%

Contribution to segment profit	$81,704	$63,847	28.0%	$298,535	$227,647	31.1%

Food Network:
Operating revenues	$102,484	$86,890	17.9%	$357,043	$294,957	21.0%
Direct segment operating expenses	(36,869)	(36,260)	(1.7)%	(144,699)	(131,576)	(10.0)%
Equity in earnings of joint ventures	233	435	(46.4)%	1,004	793	26.6%

Contribution to segment profit	$65,848	$51,065	28.9%	$213,348	$164,174	30.0%

DIY:
Operating revenues	$11,510	$8,755	31.5%	$44,577	$31,504	41.5%
Direct segment operating expenses	(10,257)	(6,472)	(58.5)%	(37,763)	(25,568)	(47.7)%

Contribution to segment profit	$1,253	$2,283	(45.1)%	$6,814	$5,936	14.8%

Fine Living:
Operating revenues	$7,455	$5,142	45.0%	$26,934	$17,953	50.0%
Direct segment operating expenses	(7,350)	(7,943)	7.5%	(27,005)	(27,586)	2.1%
Equity in earnings (losses) of joint ventures	16	(51)		(366)	(68)

Contribution to segment profit	$121	$(2,852)		$(437)	$(9,701)

Great American Country:
Operating revenues	$4,694	$1,650		$15,502	$1,650
Direct segment operating expenses	(4,558)	(1,657)		(16,309)	(1,657)

Contribution to segment profit	$136	$(7)		$(807)	$(7)

Unallocated costs and other	$(27,312)	$(23,370)	(16.9)%	$(103,358)	$(83,691)	(23.5)%

6. SHOPZILLA

On June 27, 2005, we completed the acquisition of Shopzilla. Shopzilla operates a product comparison shopping service that helps consumers find products offered for sale on the Web by online retailers. Shopzilla aggregates and organizes information on millions of products from thousands of retailers. Shopzilla also operates BizRate, a Web-based consumer feedback network which collects millions of consumer reviews of stores and products each year.

Shopzilla quarterly financial information for 2004 and 2005 is as follows:

(in thousands)	Operating Revenues	Segment Profit
2004
First quarter	$12,518	$1,728
Second quarter	13,896	2,034
Third quarter	15,921	1,214
Fourth quarter	25,098	5,614

Total	$67,433	$10,590

2005
First quarter	$26,896	$6,163
Second quarter	29,538	7,559
Third quarter	35,210	7,309
Fourth quarter	63,190	20,313

Total	$154,834	$41,344

The second quarter 2005 amounts include both the periods prior to and subsequent to our acquisition of Shopzilla.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: February 2, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	December			Year-to-date
	2005	2004	%	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$65.2	$52.1	25.2%	$726.6	$567.4	28.1%
Affiliate fees, net	13.8	16.6	(17.0)%	167.0	145.2	15.1%
Other	1.4	3.0	(52.3)%	9.3	11.1	(16.3)%

Scripps Networks	$80.4	$71.7	12.2%	$902.9	$723.7	24.8%

Subscribers (2)
HGTV				88.9	87.4	1.7%
Food Network				88.0	85.9	2.4%
Great American Country				39.4	36.8	7.1%

NEWSPAPERS
Operating Revenues
Local	$16.8	$15.9	5.9%	$169.0	$166.0	1.8%
Classified	16.6	15.2	9.2%	226.8	214.8	5.6%
National	3.8	3.9	(4.1)%	42.8	42.0	1.9%
Preprints and other	13.7	12.4	10.5%	145.5	134.2	8.4%

Newspaper advertising	50.9	47.4	7.3%	584.0	556.9	4.9%
Circulation	10.5	10.5	0.0%	128.2	130.8	(2.0)%
Other	1.4	1.3	8.5%	16.8	16.4	2.3%

Newspapers	$62.7	$59.2	6.0%	$728.9	$704.1	3.5%

Ad inches (excluding JOAs) (in thousands)
Local	589	560	5.2%	5,926	5,936	(0.2)%
Classified	744	679	9.7%	9,354	9,274	0.9%
National	98	100	(2.1)%	1,161	1,139	1.9%

Full run ROP	1,431	1,338	6.9%	16,440	16,349	0.6%

BROADCAST TELEVISION
Operating Revenues
Local	$16.8	$15.1	11.1%	$197.4	$183.7	7.4%
National	9.7	8.9	8.6%	103.4	100.5	2.9%
Political	0.1	(0.0)		4.0	41.5
Other	0.9	1.5	(41.4)%	12.9	16.7	(23.1)%

Broadcast Television	$27.4	$25.5	7.5%	$317.7	$342.5	(7.3)%

SHOP AT HOME
Operating Revenues
Shop At Home	$35.9	$39.6	(9.5)%	$359.3	$293.1	22.6%

Avg. full-time equivalent homes	57.1	54.6	4.6%	54.4	50.4	7.9%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: December	The E.W. Scripps Company
Report date: February 2, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Fourth Quarter
	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$202.0	$159.4	26.8%
Affiliate fees, net	41.8	40.7	2.8%
Other	3.2	4.5	(29.7)%

Scripps Networks	$247.0	$204.6	20.7%

Subscribers (2)
HGTV	88.9	87.4	1.7%
Food Network	88.0	85.9	2.4%
Great American Country	39.4	36.8	7.1%

NEWSPAPERS
Operating Revenues
Local	$47.6	$46.0	3.4%
Classified	54.0	51.2	5.4%
National	11.3	11.8	(4.3)%
Preprints and other	42.4	38.8	9.4%

Newspaper advertising	155.4	147.9	5.1%
Circulation	31.9	32.7	(2.2)%
Other	4.5	4.4	2.6%

Newspapers	$191.9	$185.0	3.7%

Ad inches (excluding JOAs) (in thousands)
Local	1,654	1,635	1.2%
Classified	2,303	2,185	5.4%
National	298	314	(5.1)%

Full run ROP	4,255	4,134	2.9%

BROADCAST TELEVISION
Operating Revenues
Local	$54.7	$46.8	16.9%
National	29.6	27.1	9.6%
Political	2.5	21.0
Other	2.5	3.9	(34.3)%

Broadcast Television	$89.4	$98.8	(9.5)%

SHOP AT HOME
Operating Revenues
Shop At Home	$90.9	$89.4	1.7%

Avg. full-time equivalent homes	56.5	53.7	5.2%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.